Exhibit 99.1

Microbot Medical® Announces Late-Breaking Abstract
Acceptance at the Society of Interventional Radiology Annual Meeting

Acceptance reflects the high interest of the SIR scientific committee on the emerging role of endovascular robotics

BRAINTREE, Mass., February 4, 2025 — Microbot Medical Inc. (Nasdaq: MBOT), developer of the innovative LIBERTY® Endovascular Robotic System, today announced the acceptance of a late-breaking abstract that will be presented at the upcoming Society of Interventional Radiology (SIR) annual meeting, being held in Nashville, TN on March 29 - April 2, 2025. The data from the Company’s ACCESS-PVI trial, a prospective, multicenter, single-arm trial evaluating the performance and safety of LIBERTY® in patients undergoing peripheral vascular interventions, will be presented for the first time at a podium presentation.

●	Abstract/Presentation Title: Remote-controlled endovascular navigation with a miniature, single-use, robotic system. Results of the ACCESS-PVI trial
●	Presenter: Francois Cornelis, MD, PhD, FCIRSE, Memorial Sloan Kettering Cancer Center, Department of Radiology.
●	Location: Music City Center, Nashville, TN
●	Date/Time: Wednesday, April 2, 11:33 AM - 11:42 AM CT

“We believe the acceptance of this late breaking news is critically important and allows the Principal Investigators (PI) to present the data for the first time at the SIR annual meeting, especially since the primary attendees at this conference are potential users of LIBERTY®,” commented Harel Gadot, Chairman, CEO and President. “In addition, we believe that the potential benefits of LIBERTY® will be meaningful and significant to the audience.”

About Microbot Medical®

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-commercial stage medical technology company with a vision to improve the quality of care for millions of patients and providers globally. The Company has developed the world’s first single-use, fully disposable endovascular robotic system, which aims to eliminate traditional barriers to accessing advanced robotic systems.

Further information about Microbot Medical® is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the Company’s need for and ability to obtain additional working capital to continue its transition to a commercially focused company, market conditions, risks inherent in the development and/or commercialization of the LIBERTY® Endovascular Robotic System, uncertainty in the results of regulatory pathways and regulatory approvals, including whether the FDA will grant 510(k) clearance to commercially market the LIBERTY® Endovascular Robotic System in the United States, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact: IR@microbotmedical.com